                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
               EXCHANGE ACT OF 1934 (AMENDMENT NO.             )

     Filed by the registrant /X/
     Filed by a party other than the registrant / /
     Check the appropriate box:
     / / Preliminary proxy statement
     /X/ Definitive proxy statement
     / / Definitive additional materials
     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                        ANADARKO PETROLEUM CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                SUZANNE SUTER
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)
Payment of filing fee (Check the appropriate box):
     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transactions applies:

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

--------------------------------------------------------------------------------
     (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------
     (3) Filing party:

--------------------------------------------------------------------------------
     (4) Date filed:

--------------------------------------------------------------------------------


---------------
    (1) Set forth the amount on which the filing fee is calculated and state how it was determined.

                     [ANADARKO PETROLEUM CORPORATION LOGO]

                                P. O. BOX 1330
                          HOUSTON, TEXAS 77251-1330

March 18, 1996

TO THE STOCKHOLDERS:

     You are cordially invited to attend the Annual Meeting of Stockholders of the Company which will be held in The Wyndham Hotel, Greenspoint, 12400 Greenspoint Drive, Houston, Texas, on Thursday, April 25, 1996, at 9:30 A.M.

     The Notice of the Annual Meeting and Proxy Statement, which are attached, provide information concerning the matters to be considered at the meeting. In addition, the general operations of the Company will be discussed and stockholders will be afforded the opportunity to ask questions.

     We would appreciate your signing and returning your proxy in the enclosed envelope as soon as possible, whether or not you plan to attend the meeting. Please sign, date and return the enclosed proxy in the self-addressed, postage-paid return envelope. If you do not return the signed proxy, your proxy cannot be counted. We value your opinions and encourage you to participate in this year's Annual Meeting by voting your proxy.

                                          Very truly yours,

                                          /s/ ROBERT J. ALLISON, JR.

                                          ROBERT J. ALLISON, JR.
                                          Chairman, President and
                                          Chief Executive Officer

                     [ANADARKO PETROLEUM CORPORATION LOGO]

                                P. O. BOX 1330
                          HOUSTON, TEXAS 77251-1330

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD APRIL 25, 1996

     Notice is hereby given that the Annual Meeting of Stockholders of Anadarko Petroleum Corporation, a Delaware corporation (the "Company"), will be held in The Wyndham Hotel, Greenspoint, 12400 Greenspoint Drive, Houston, Texas, on Thursday, April 25, 1996, at 9:30 A.M., for the purpose of:

          (1) Electing two Class I directors for terms of three years, each to hold office until the expiration of his term and until his successor shall have been elected and shall have qualified; and

          (2) Transacting such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     A record date of March 1, 1996, has been fixed for determining stockholders entitled to notice of, and to vote at, the Annual Meeting of Stockholders, and only holders of Common Stock of record at the close of business on the record date will be entitled to receive notice of, and to vote at, such meeting or any adjournment or adjournments thereof.

     Whether or not you expect to be present at the meeting, please sign, date and return the enclosed proxy in the enclosed addressed envelope, which requires no postage if mailed in the United States.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ SUZANNE SUTER

                                          SUZANNE SUTER
                                          Corporate Secretary

Dated: March 18, 1996
Houston, Texas

                     [ANADARKO PETROLEUM CORPORATION LOGO]

                                 P. O. BOX 1330
                           HOUSTON, TEXAS 77251-1330

                                PROXY STATEMENT

                             ---------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 25, 1996

                             ---------------------

                              GENERAL INFORMATION

     This statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of Anadarko Petroleum Corporation, a Delaware corporation (the "Company" or "Anadarko"), of proxies for use at its Annual Meeting of Stockholders to be held in The Wyndham Hotel, Greenspoint, 12400 Greenspoint Drive, Houston, Texas, on Thursday, April 25, 1996, at 9:30 A.M., for the purposes set forth in the accompanying notice of the meeting. Proxy material is being mailed to holders of the Company's common stock, par value $0.10 per share ("Common Stock"), on or about March 18, 1996.

     A stockholder may, at any time prior to the meeting, revoke a proxy by giving written notice of such revocation addressed to the Corporate Secretary of the Company at P. O. Box 1330, Houston, Texas 77251-1330. Unless revoked prior to its exercise, any proxy given pursuant to this solicitation will be voted at the meeting. Also, a stockholder may attend the meeting and vote in person whether or not the stockholder has previously given a proxy.

                     RECORD DATE AND VOTING AT THE MEETING

     On March 1, 1996, the record date for the determination of stockholders entitled to vote at the meeting, the Company had 59,065,329 shares of Common Stock outstanding, each of which will be entitled to one vote at the meeting. Votes cast by proxy or in person at the meeting will be tabulated by the election inspectors appointed for the meeting. The holders of a majority of the shares entitled to vote at the meeting, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the meeting. Proxy cards that are not signed or that are not returned are treated as not voted for any purpose.

     All elections for directors shall be decided by a plurality of the votes cast in respect thereof. If no voting direction is indicated on the proxy card, the shares will be considered votes for the nominees. In accordance with Delaware law, a stockholder entitled to vote for the election of directors can withhold authority to vote for all nominees for directors or can withhold authority to vote for certain nominees for director.

     Abstentions from voting with respect to proposals are treated as votes against the particular proposal. If a broker indicates on a proxy that it does not have discretionary authority as to certain shares to vote on a particular proposal, those shares will not be considered as present and entitled to vote with respect to that proposal.

                             ELECTION OF DIRECTORS

                         (PROPOSAL NO. 1 ON PROXY CARD)

     The Board is divided into three classes of directors serving staggered three-year terms. Class I and Class III each have two directors and Class II has three directors.

     At the meeting, the two Class I directors are to be elected for terms of three years, each to hold office until the expiration of his term in 1999 and until his successor shall have been elected and shall have qualified. It is the intention of the persons named in the accompanying form of proxy to vote such proxy, unless otherwise instructed, for the election of Messrs. Ronald Brown and John R. Gordon for terms of three years. If either of these nominees should be unable to serve, the proxies will be voted for the election of such other persons as shall be determined by the persons named in the proxy, in accordance with their judgment.

     Messrs. Larry Barcus and James L. Bryan, Class III directors, were elected by the stockholders in 1995 for terms of three years. Messrs. Conrad P. Albert, Robert J. Allison, Jr. and Charles M. Simmons, Class II directors, were elected by the stockholders in 1994 to each serve a three-year term.

                          INFORMATION ABOUT DIRECTORS

     Certain information concerning the nominees for election as directors, and those persons whose terms of office as directors will continue after the meeting, is set forth below.

NOMINEES FOR ELECTION

     RONALD BROWN -- Mr. Brown resides in Rancho Santa Fe, California, and is engaged in personal investments. He retired as Executive Vice President of Compass Bank, Houston, Texas in 1992. He had served in that position from 1991 when River Oaks Bank was acquired by Compass Bank. Prior to 1991 he was Vice Chairman and President of River Oaks Bank, a banking association.

AGE AT END     BECAME A       PROPOSED
 OF 1996       DIRECTOR     TERM EXPIRES
----------     --------     ------------
    63           1986           1999

     JOHN R. GORDON -- Mr. Gordon has been President of Deltec Asset Management Corporation, a New York investment management company, since January 1988. He is a director of Deltec Asset Management Corporation, a registered investment company.

AGE AT END     BECAME A       PROPOSED
 OF 1996       DIRECTOR     TERM EXPIRES
----------     --------     ------------
    48           1988           1999

DIRECTORS CONTINUING IN OFFICE

     CONRAD P. ALBERT -- Mr. Albert resides in New York and is engaged in personal investments. He was Executive Vice President of Manufacturers Hanover Trust Company, a banking corporation, New York, New York, from September 1983 through 1991. Mr. Albert is also a director of Deep Tech International.

AGE AT END     BECAME A       PRESENT
 OF 1996       DIRECTOR     TERM EXPIRES
----------     --------     ------------
    50           1986           1997

     ROBERT J. ALLISON, JR. -- Mr. Allison has been Chairman of the Board and Chief Executive Officer of the Company since October 1, 1986. Mr. Allison was elected President of the Company in January 1993.

AGE AT END     BECAME A       PRESENT
 OF 1996       DIRECTOR     TERM EXPIRES
----------     --------     ------------
    57           1985           1997

     LARRY BARCUS -- Mr. Barcus is Chairman of L. G. Barcus and Sons, Inc., Kansas City, Kansas, a general contractor with operations nationwide.

AGE AT END     BECAME A       PRESENT
 OF 1996       DIRECTOR     TERM EXPIRES
----------     --------     ------------
    59           1986           1998

     JAMES L. BRYAN -- Mr. Bryan has been Senior Vice President Operations of Dresser Industries, Inc. ("Dresser"), an oilfield services company with executive offices in Dallas, Texas, since February 1994. In May 1990, Mr. Bryan was elected Vice President-Operations of Dresser.

AGE AT END     BECAME A       PRESENT
 OF 1996       DIRECTOR     TERM EXPIRES
----------     --------     ------------
    60           1986           1998

     CHARLES M. SIMMONS -- Mr. Simmons is retired and resides in Fort Worth, Texas, where he is engaged in personal investments. Mr. Simmons is also a director of Photoprotective Technologies, Inc., a registered investment company.

AGE AT END     BECAME A       PRESENT
 OF 1996       DIRECTOR     TERM EXPIRES
----------     --------     ------------
    70           1986           1997

COMMITTEES OF THE BOARD

     The Board has a standing Executive Committee, Audit Committee and Compensation and Benefits Committee (the "Compensation Committee"). The Board does not currently have a nominating committee. Mr. Allison is Chairman and Messrs. Brown and Bryan are members of the Executive Committee. Mr. Bryan is Chairman and Messrs. Albert and Barcus are members of the Audit Committee. Mr. Gordon is Chairman and Messrs. Brown and Simmons are members of the Compensation Committee. During 1995, the Audit Committee met three times, the Compensation Committee met four times and the Executive Committee met once.

     The Executive Committee reviews and, where appropriate, approves corporate action with respect to the conduct of the business of the Company between Board meetings. Actions taken by the Executive Committee are regularly submitted to the Board at its next meeting for review by the full Board.

     The Audit Committee recommends to the Board each year the appointment of independent auditors for the following year. The Audit Committee considers the independence of such auditors; reviews the fees for audit and nonaudit services; reviews the plan, scope and results of the independent audit; reviews the recommendations resulting from such audit and the responses of management to such recommendations; reviews the plan, scope and results of the Company's internal audit group's activities; reviews the recommendations resulting from internal audits; and reviews the accounting controls of the Company that the Audit Committee or the Board may deem necessary or desirable. This Committee also reviews the annual financial statements issued by the Company to its security holders and makes recommendations as to accounting and auditing policies which, in its judgment, should receive the attention of the Board.

     The Compensation Committee considers and approves certain remuneration arrangements between the Company and its officers, including executive officers' salaries; adopts or makes recommendations to the Board regarding the adoption of compensation and employee benefit plans in which officers and certain key employees of the Company and certain subsidiaries are eligible to participate; and grants bonuses, stock options, restricted stock and other benefits pursuant to Company plans. This Committee also reviews and makes recommendations with respect to the election of officers of the Company, and when appropriate, recommends the election to the Board of a Chief Executive Officer.

MEETINGS

     During 1995, the Board met four times. Each incumbent director of the Company, during his term as a director in 1995, attended at least 75% of the aggregate number of meetings of the Company's Board and Committees of which he was a member.

                    VOTING SECURITIES AND PRINCIPAL HOLDERS

SECURITY OWNERSHIP OF MANAGEMENT

     The following table shows the number of shares of Common Stock beneficially owned, or as to which there is a right to acquire beneficial ownership within 60 days of February 29, 1996, by each continuing director, each nominee for director, and all directors and executive officers of the Company as a group as of February 29, 1996. No director, nominee for director or officer of the Company owns and has the right to acquire more than 1% of the outstanding Common Stock. All directors and officers of the Company as a group own beneficially, or have the right to acquire, within 60 days of February 29, 1996, approximately 2.9% of the outstanding Common Stock.

                                                                 AMOUNT AND NATURE OF
                                                                 BENEFICIAL OWNERSHIP
                                                        -----------------------------------
                                                        NUMBER
                                                          OF         SHARES
                                                        SHARES     EXERCISABLE     TOTAL      PERCENT
        TITLE                     NAME OF             BENEFICIALLY    WITHIN     BENEFICIAL      OF
      OF CLASS                BENEFICIAL OWNER          OWNED(1)     60 DAYS      OWNERSHIP    CLASS
---------------------  ------------------------------   -------     ---------     ---------    -----
Common Stock.........  Robert J. Allison, Jr.           202,382       370,000       572,382       *
Common Stock.........  Charles G. Manley                 32,815        87,000       119,815       *
Common Stock.........  Michael E. Rose                   24,278        48,000        72,278       *
Common Stock.........  John N. Seitz                     19,691        90,267       109,958       *
Common Stock.........  Charles K. Abernathy              32,597        99,000       131,597       *
Common Stock.........  Conrad P. Albert                  12,000(2)     18,000        30,000(2)    *
Common Stock.........  Larry Barcus                       1,000        40,000        41,000       *
Common Stock.........  Ronald Brown                       2,672(3)     40,000        42,672(3)    *
Common Stock.........  James L. Bryan                     1,000        40,000        41,000       *
Common Stock.........  John R. Gordon                    11,309        40,000        51,309       *
Common Stock.........  Charles M. Simmons                10,000        40,000        50,000       *
Common Stock.........  All directors and executive      457,421     1,241,133     1,698,554      2.9
                       officers as a group, including
                       the above-named (19 persons)

---------------

  *  Less than one percent.

(1) The directors and officers have sole voting and dispositive power of all shares beneficially owned. Included are beneficially owned and undistributed shares of Common Stock held in the Anadarko Employee Savings Plan. The number does not include shares of Common Stock which the directors or officers of the Company have the right to acquire within 60 days of February 29, 1996.

(2) Mr. Albert disclaims beneficial ownership of the 1,000 shares held in his wife's name.

(3) Mr. Brown disclaims beneficial ownership of the 50 shares held in his wife's name.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth information as to persons known to be the beneficial owner of more than 5% of the Company's outstanding Common Stock:

                                                                          AMOUNT
                                                                            AND
                                                                         NATURE OF        PERCENT
                                                                         BENEFICIAL         OF
     TITLE OF CLASS           NAME AND ADDRESS OF BENEFICIAL OWNER       OWNERSHIP         CLASS
------------------------  ---------------------------------------------  ---------         ----
Common Stock............  Sonatrach Petroleum                            6,000,000(1)      10.2%
                            Investment Corporation (Ireland) Limited
                            10, rue du Sahara
                            Hydra, Algiers, Algeria

Common Stock............  J.P. Morgan & Co. Incorporated                 3,763,200(2)      6.4%
                            60 Wall Street
                            New York, NY 10260

Common Stock............  Merrill Lynch Growth                           3,300,000(3)      5.6%
                            Fund for Investment & Retirement
                            800 Shudders Mill Road
                            Plainsboro, NJ 08536

---------------

(1) According to information contained in a Schedule 13D filed with the Securities and Exchange Commission (the "Commission"), dated May 11, 1993.

(2) According to information contained in a Schedule 13G filed with the Commission, dated December 29, 1995.

(3) Merrill Lynch & Co., Inc. and affiliates may be deemed to be the beneficial owner of common stock of the Company according to information contained in a Schedule 13G filed with the Commission, dated January 25, 1996.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

     The Company purchases oilfield services of companies including Dresser Industries, Inc. and its affiliates and subsidiaries. In 1995, the aggregate amount paid to Dresser Industries, Inc. and its affiliates and subsidiaries was approximately $2,782,000. Mr. Bryan, a director of the Company, is Senior Vice President Operations of Dresser Industries, Inc.

     During 1989, Anadarko Algeria Corporation ("Anadarko Algeria"), a wholly-owned subsidiary of the Company, entered into an agreement with Sonatrach, an Algerian entreprise nationale ("Sonatrach"), which gives Anadarko Algeria the right to explore for and produce liquid hydrocarbons in Algeria. Sonatrach is wholly-owned by the People's Democratic Republic of Algeria and owns 99.9% of the capital stock of Sonatrach Petroleum Investment Corporation (Ireland) Limited. In 1995, approximately $432,000 was paid to Sonatrach for charges related to equipment usage. As of December 31, 1995, a total of approximately $146.7 million in exploration costs had been incurred by Anadarko Algeria of which approximately $40.9 million was incurred in 1995.

                           COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company receive an annual retainer of $35,000 for serving on the Board of Directors, plus $1,250 for attendance at each meeting of the Board. In addition, non-employee directors receive an annual retainer of $3,000 for serving on the Audit or the Compensation Committee, plus $1,250 for each committee meeting attended. Non-employee directors who serve as a Chairman of a committee receive an additional annual retainer of $3,000. All directors are reimbursed for expenses incurred in attending Board and committee meetings. Employees of the Company who are also directors do not receive a retainer or fees for Board and committee meetings attended.

     The Anadarko Petroleum Corporation 1988 Stock Option Plan for Non-Employee Directors (the "1988 Plan") was amended in 1994 to permit non-employee directors to receive a portion of their retainer and/or meeting fees in common stock. Under the 1988 Plan each non-employee director receives an initial grant of 10,000 options which vest equally over a two-year period. In addition, on October 27th of each year, each non-employee director is granted an option to purchase 5,000 shares of Common Stock at the fair market value on such date. All outstanding options granted under the 1988 Plan are options which do not constitute incentive stock options ("ISOs") within the meaning of the Internal Revenue Code of 1986, as amended (the "Code") ("NQOs"). All outstanding options under the 1988 Plan are exercisable no earlier than one year from the date of grant and expire ten years from the date of grant. Options may not be awarded or granted after October 26, 1998, or the earlier termination of the 1988 Plan.

     The Company has a Director Retirement Income Plan for its non-employee directors. Directors having ten or more years of service on the Board and having attained age 65 will be eligible to receive retirement income equal to 60% of the director's annual retainer fee in effect as of the director's retirement date from the Board. Directors having less than ten years of service will accrue a benefit of 6% per year of service of the director's annual retainer fee in effect as of such director's retirement. Such retirement income will become payable on the later of the director's retirement date or age 65 and will be payable in equal installments on a monthly basis during the life of the director with 120 months of payments guaranteed.

     The Company's Director Deferred Compensation Plan (the "Director Deferred Plan") allowed non-employee directors to defer all or part of their director annual retainer fee and provided unfunded benefit payments in amounts related to the amount of compensation deferred, age of the director at the time the compensation was deferred and accrued interest at 20% per annum. The Director Deferred Plan provides in-service payments during the time the director is a member of the Board and payments upon retirement, death, disability or the attainment of age 65. There have been no deferrals under the Director Deferred Plan since 1990.

                   COMPENSATION AND BENEFITS COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

     The Compensation Committee is comprised entirely of independent outside directors and is responsible for establishing and administering the executive compensation programs of the Company. These programs are designed to promote the Company's strategic objectives, thereby enhancing stockholder value. This report describes the compensation decisions made by the Compensation Committee during 1995 with respect to Anadarko's executive officers.

COMPENSATION PHILOSOPHY OF THE COMPANY

     The key elements of Anadarko's executive compensation programs include base salary, performance-based annual bonus and long-term stock incentive plans. These plans have been developed to attract, reward and retain key personnel critical to the long-term success of the Company. Anadarko's compensation programs are designed to provide executive officers total compensation levels above the average of the Company's competitive market with the opportunity to be within the top quartile of a select peer group of comparable public oil and gas companies, to the extent that Company and executive performance on an individual and collective basis so warrant. In 1995, Mr. Allison's total compensation was within the top quartile of the select peer group.

     Section 162(m) of the Code limits the deductibility to the Company of compensation in excess of $1 million paid to the Chief Executive Officer and the next four highest paid officers during any fiscal year, unless such compensation meets certain performance-based requirements. In structuring the Company's compensation programs and in determining the appropriateness of awards, the Compensation Committee's primary consideration is the achievement of the Company's strategic business goals, taking into consideration competitive practice, market economics and other factors. To the extent fulfilling these goals is consistent with favorable tax treatment under section 162(m) of the Code, the Compensation Committee is committed to making awards that qualify for the performance-based deduction. The Company believes that the compensation paid for 1995 pursuant to the Annual Incentive Bonus Plan (the "Incentive Plan") and the 1993 Stock

Incentive Plan (the "1993 Plan") is deductible based on final regulations regarding section 162(m) which were issued by the Internal Revenue Service in December 1995.

     The Performance Graph, contained in this proxy statement, compares Anadarko's stock price performance over a five-year period against the S&P 500 Index and the Dow Jones Oil-Secondary Index (a published index for the oil and gas industry). The Dow Jones Oil-Secondary Index provides a meaningful comparison of Anadarko's total stockholder return against a consistent representation of oil and gas companies with whom Anadarko competes for investment dollars. The majority of these companies are also included in the select peer group (referred to above) against which the Compensation Committee annually reviews the total compensation and stock ownership of its executive officers. The analysis of this select peer group focuses more specifically on those companies which are similar in asset size and key business segments (oil and gas exploration and production) and are considered the potential competitors for the Company's executive talent.

BASE SALARY

     Anadarko strives to be the best managed company within the oil and gas industry and structures its compensation programs to match pay with performance. In this context, Anadarko's base salaries are targeted to be above the industry average, taking into account scope of responsibilities and internal relationships. Individual base salaries are determined by members of the Compensation Committee based on their subjective evaluation of the executive's performance and the length of time the executive has been in the position. Base compensation is reviewed annually by the Compensation Committee and adjusted accordingly to reflect each executive officer's contribution to the performance of the Company. In addition, the Compensation Committee monitors the aggregate number of executive officers in an effort to insure that the organization continues to be managed on an efficient, cost-effective basis.

     Base salaries for executive officers, including Mr. Allison, were frozen for 1995, except for one executive officer who received a promotional increase.

ANNUAL INCENTIVE BONUS

     For 1995, executive officers were eligible to receive annual bonus incentives under the Company's Incentive Plan. The Incentive Plan puts a significant portion of the executive's compensation at risk by linking their potential annual compensation to the Company's achievement of specific performance goals. These goals are established by the Compensation Committee in writing at the beginning of each calendar year.

     Under the Incentive Plan, a total bonus target is established for each individual executive officer and other key employees, which in 1995 ranged from 15% of base salary up to 60% of base salary. This target is based upon the individual's position, level of responsibility and ability to impact the Company's success. The individual target is adjusted based on the Company's achievement of the pre-established performance goals. Individuals may receive up to 150% of their bonus target if the Company exceeds the specified goals and, conversely, individuals may receive a reduced bonus or no bonus payment if the Company does not attain the specified goals.

     For 1995, the performance goals established by the Compensation Committee included financial, operational and relative stock price performance criteria. The financial criteria included (1) net income, and (2) cash flow, both of which were measured against internal objectives. The operational criteria included the comparison of (1) Anadarko's average five-year reserve replacement measured against an internal objective, and (2) Anadarko's average five-year worldwide cost of finding measured against the most recent available industry average five-year worldwide cost of finding. The stock price performance criteria included the comparison of Anadarko's relative stock price performance for 1995 as measured against the relative average stock price performance of a select group of peer companies for the same period. Each performance goal, including the specific criteria for such goal, was assigned a weight by the Compensation Committee based upon its relative importance in increasing stockholder value.

     1995 was a very successful year for Anadarko's exploration and production operations -- both internationally and domestically. The Company's strong drilling program in Algeria resulted in Anadarko increasing its estimate of discovered reserves in Algeria to 1.5 billion barrels (gross) based on the results of several delineation wells and an additional discovery. Anadarko's continued drilling efforts in the U.S. and offshore Gulf of Mexico also produced significant results. For the 14th consecutive year, Anadarko more than replaced annual production volumes with proved reserves of natural gas, crude oil, condensate and natural gas liquids. This reserve replacement is equal to 226% of 1995 production, which was 39.6 million energy equivalent barrels
(EEBs), and is among the best operating performances in the Company's history. Anadarko recorded total reserves of 526 million EEBs at the end of 1995, which represents an increase of 10% over year-end 1994. In addition, Anadarko's worldwide five-year cost of finding for 1991 through 1995 was $3.39 per EEB and continues to be better than the most recently published industry worldwide five-year average for the period 1990 through 1994. The Company's financial performance for the year exceeded the 1995 budget. Anadarko's relative stock performance for the year exceeded the relative average stock performance of the peer companies. The Company's overall performance, as measured against the financial, operational and relative stock price performance goals established by the Compensation Committee, produced the maximum Corporate Performance Rating under the Incentive Plan. As a result, the Compensation Committee approved a bonus for Mr. Allison under the Company's Incentive Plan which represents 150% of his 60% bonus target. In recognition of Mr. Allison's significant contribution to Anadarko's overall success, the Compensation Committee also awarded him a special bonus of $257,000. The payment of this bonus is deferred until his retirement from the Company.

STOCK PLANS

     The Company believes equity-based programs encourage long-term strategic management and enhancement of stockholder value. To align the interests of executive officers with those of stockholders, the Company may grant certain stock-based awards under the 1993 Plan. Anadarko has established stock ownership guidelines for executive officers of two and one-half times base salary for Vice Presidents, three times base salary for Senior Vice Presidents and five times base salary for the Chief Executive Officer. The Compensation Committee believes stock ownership is important to place executive officers in the same position as stockholders with a commitment to the long-term success of Anadarko.

     The Compensation Committee periodically reviews competitive market data to determine appropriate stock awards based on the executive's position and the market value of the stock. In addition, the Compensation Committee considers previous stock grants when determining grant size for executive officers. The 1993 Plan provides for various stock-based awards, however the Compensation Committee continues to award stock options to ensure that the interests of executives and stockholders are aligned. Stock options only produce value for the executive if there is an increase in stock price which results in a corresponding increase in value to the stockholder. Stock options are granted on an annual basis at the fair market value of the Common Stock on the date of grant. For 1995, the Compensation Committee granted Mr. Allison 60,000 stock options.

SUMMARY

     Anadarko's compensation strategy is to provide total compensation commensurate with the Company's achievement of specific operational, financial and strategic objectives and the long-term appreciation of Anadarko's stock price. The Company believes a significant portion of executive compensation should be directly and materially linked to the creation of value for our stockholders. The Compensation Committee believes the design of the Company's total executive compensation program provides executives the incentive to maximize long-term operational performance consistent with sound financial controls and high standards of integrity. It is the Compensation Committee's belief that this focus will ultimately be reflected in Anadarko's stock price and stockholder return.

The Compensation and Benefits Committee of the Board of Directors consists of the following:

         Mr. John R. Gordon
         Mr. Ronald Brown
         Mr. Charles M. Simmons

     The following table sets forth information with respect to the Chief Executive Officer and the four most highly compensated executive officers of the Company as to whom the total annual salary and bonus for the fiscal year ended December 31, 1995, exceeded $100,000:

                           SUMMARY COMPENSATION TABLE

                                                                                           LONG-TERM COMPENSATION
                                                                                    -------------------------------------
                                                      ANNUAL COMPENSATION                    AWARDS
                                               ----------------------------------   ------------------------
                                                                         OTHER                    SECURITIES                 ALL
                                                                         ANNUAL                   UNDERLYING                OTHER
                 PRINCIPAL                                              COMPENSA-   RESTRICTED     OPTIONS/      LTIP     COMPENSA-
     NAME        POSITION              YEAR    SALARY($)   BONUS($)     TION(1)($)  STOCK(2)($)   SARS(3)(#)  PAYOUTS($)  TION(4)($)
--------------  -----------            ----    ---------   --------     ----------  -----------   ----------  ----------  ---------
Robert J.
  Allison, Jr.  Chairman, President    1995    825,000    1,000,000(5)     0               0       60,000          0      316,741
                  and Chief
                  Executive Officer
                Chairman, President    1994    825,000      743,000        0               0       60,000          0      192,180
                  and Chief
                  Executive Officer
                Chairman, President    1993    750,000      675,000        0               0       60,000          0      219,371
                  and Chief
                  Executive Officer

Charles G.
  Manley        Senior Vice President, 1995    280,000      148,000        0               0       24,000          0      108,817
                  Administration
                Senior Vice President, 1994    280,000      148,000        0               0       24,000          0       77,626
                  Administration
                Senior Vice President, 1993    245,000      130,000        0         593,438       24,000          0       80,726
                  Administration

Michael E.
  Rose          Senior Vice President, 1995    280,000      148,000        0          81,250       24,000          0      101,312
                  Finance
                Senior Vice President, 1994    280,000      148,000        0               0       24,000          0       74,078
                  Finance
                Senior Vice President, 1993    245,000      130,000        0         593,438       24,000          0       78,911
                  Finance

John N.
  Seitz         Senior Vice President, 1995    258,333      165,000        0               0       24,000          0       70,721
                  Exploration
                Vice President,        1994    250,000      130,000        0         113,625       18,000          0       43,485
                  Exploration
                Vice President,        1993    220,000      100,000        0         395,625       18,000          0       42,894
                  Exploration

Charles K.
  Abernathy     Vice President,        1995    228,000       80,000        0               0       18,000          0       93,325
                  Offshore
                Vice Pres. Operations- 1994    228,000       90,000        0               0       18,000          0       67,485
                  International/
                  Offshore
                Vice Pres. Operations- 1993    218,000       82,000        0         395,625       18,000          0       63,170
                  International/
                  Gulf of Mexico

---------------

(1) No executive officer had perquisites in excess of $50,000 or 10% of salary plus bonus.

(2) As of December 31, 1995, the number of restricted shares held by each executive officer and corresponding value on December 31, 1995 was for Mr. Manley, 6,000 shares valued at $324,750; Mr. Rose, 8,000 shares valued at $433,000; Mr. Seitz, 5,334 shares valued at $288,703; and Mr. Abernathy 4,000 shares valued at $216,500. Dividends will be paid on unvested shares. The restricted stock awarded in 1993 vested 20% on May 10, 1993 and will vest 20% per year each May 10th thereafter. The restricted stock awarded to Mr. Seitz in 1994 will vest 33% per year each April 28th beginning in 1995. The restricted stock awarded to Mr. Rose in 1995 will vest 33% per year each April 27th beginning in 1996.

(3) No stock appreciation rights ("SARs") are outstanding.

(4) This column includes (a) Company contributions to the Anadarko Employee Savings Plan and Executive Benefit Equalization Plan; (b) interest earned above 120% of the applicable federal rate on deferred compensation under the Executive Deferred Compensation Plan; (c) payments under the Annual Override Bonus Plan ("ORRI"); and (d) the value of Company paid split-dollar insurance premiums. The 1995 amounts for items (a), (b), (c) and (d) for each of the individuals named in the table are for Mr. Allison, $94,080, $78,416, $75,222 and $69,023; Mr. Manley, $25,680, $44,422, $16,184 and
    $22,531; Mr. Rose, $25,680, $40,518, $15,748 and $19,366; Mr. Seitz,
    $23,300, $13,676, $19,143 and $14,602; and Mr. Abernathy, $19,080, $32,943,
    $24,698 and $16,604, respectively. No deferrals have been made under the Executive Deferred Compensation Plan since 1990. Grants under the ORRI were discontinued after 1986; however, awards that were previously made will continue to produce payments to the recipients in accordance with the provisions of the Plan.

(5) Includes $743,000 paid under the Company's Incentive Plan and a special bonus of $257,000, the payment of which is deferred until Mr. Allison's retirement from the Company.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                   INDIVIDUAL GRANTS                                     POTENTIAL REALIZABLE VALUE
                        ---------------------------------------                                  AT ASSUMED
                          NUMBER OF      % OF TOTAL                                             ANNUAL RATES
                         SECURITIES     OPTIONS/SARS   EXERCISE                          OF STOCK PRICE APPRECIATION
                         UNDERLYING      GRANTED TO    OR BASE                               FOR OPTION TERM(3)
                        OPTIONS/SARS    EMPLOYEES IN   PRICE(2)   EXPIRATION     -------------------------------------------
         NAME           GRANTED(#)(1)   FISCAL YEAR     ($/SH)       DATE        0%($)         5%($)              10%($)
----------------------  -------------   ------------   --------   ----------     -----     --------------     --------------
Robert J. Allison,
  Jr..................        60,000        13.0%      $41.4375    10/26/05       $ 0      $    1,563,588     $    3,962,442
Charles G. Manley.....        24,000         5.2%      $41.4375    10/26/05       $ 0      $      625,435     $    1,584,977
Michael E. Rose.......        24,000         5.2%      $41.4375    10/26/05       $ 0      $      625,435     $    1,584,977
John N. Seitz.........        24,000         5.2%      $41.4375    10/26/05       $ 0      $      625,435     $    1,584,977
Charles K.
  Abernathy...........        18,000         3.9%      $41.4375    10/26/05       $ 0      $      469,077     $    1,188,733
Above Optionees Gain
  as % of all
  Stockholders Gain...           N/A         N/A            N/A         N/A       N/A                0.2%               0.2%
All Stockholders(4)...    59,016,045                                              $ 0      $1,969,424,807     $4,990,733,526

---------------

(1) No SARs were granted in 1995. Stock options granted on October 26, 1995 were granted under the Company's 1993 Plan. Fifty percent of the options become fully exercisable on October 26, 1996 and 50 percent become fully exercisable on October 26, 1997. In the event of a "Change of Control" (as defined by the Plan) the Compensation Committee can take any one or more of the following actions: (i) provide for the acceleration of vesting; (ii) provide for the purchase of the option by the Company; (iii) make such adjustment as deemed appropriate; or (iv) cause such option to be assumed, or new rights substituted therefor, by the acquiring or surviving corporation.

(2) The exercise price equals the fair market value of the Common Stock on the date of grant.

(3) The dollar amounts under these columns are the results of calculation at 0% and at the 5% and 10% rates set by the Commission and are not intended to forecast possible future appreciation, if any, of the Company's stock price. The Company did not use an alternative formula for a grant date valuation, as the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors.

(4) Shares owned by all Stockholders on December 31, 1995. No gain to optionee is possible without an increase in stock appreciation which will benefit all stockholders commensurately. A zero percent gain in stock price appreciation will result in no appreciation for the optionee.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                                 NUMBER OF
                                                                 SECURITIES            VALUE OF
                                                                 UNDERLYING           UNEXERCISED
                                                                UNEXERCISED          IN-THE-MONEY
                                                                OPTIONS/SARS         OPTIONS/SARS
                                                                 AT FISCAL             AT FISCAL
                                                                  YEAR-END             YEAR-END
                                    SHARES                          (#)                   ($)
                                   ACQUIRED        VALUE       --------------     -------------------
                                  ON EXERCISE     REALIZED      EXERCISABLE/         EXERCISABLE/
              NAME                    (#)           ($)        UNEXERCISABLE        UNEXERCISABLE*
--------------------------------  -----------     --------     --------------     -------------------
Robert J. Allison, Jr. .........          0       $      0     390,000/90,000     $7,989,375/$849,375
Charles G. Manley...............          0       $      0      87,000/36,000     $1,269,750/$339,750
Michael E. Rose.................     39,000       $691,627      48,000/36,000      $ 339,000/$339,750
John N. Seitz...................          0       $      0      89,600/33,000     $1,494,350/$324,563
Charles K. Abernathy............          0       $      0      99,000/27,000     $1,749,596/$254,812

---------------

* Computed based upon the difference between aggregate fair market value on December 29, 1995 ($53.0625) and aggregate exercise price.

                               PENSION PLAN TABLE

     The Company has a defined benefit Retirement Plan (the "Retirement Plan") covering all United States employees of the Company. The following table shows the estimated single life annuity payable upon retirement at various levels of compensation based on the Retirement Plan benefit formula in effect on December 31, 1995.

                                                           YEARS OF SERVICE
                                   -----------------------------------------------------------------
          REMUNERATION                15           20           25            30             35
---------------------------------  ---------    ---------    ---------    -----------    -----------
$  250,000.......................  $  66,000    $  88,000    $ 110,000    $   132,000    $   154,000
   300,000.......................     80,000      106,000      133,000        159,000        186,000
   400,000.......................    107,000      142,000      178,000        213,000        249,000
   500,000.......................    134,000      178,000      223,000        267,000        312,000
   600,000.......................    161,000      214,000      268,000        321,000        375,000
   700,000.......................    188,000      250,000      313,000        375,000        438,000
   800,000.......................    215,000      286,000      358,000        429,000        501,000
   900,000.......................    242,000      322,000      403,000        483,000        564,000
 1,000,000.......................    269,000      358,000      448,000        537,000        627,000
 1,100,000.......................    296,000      394,000      493,000        591,000        690,000
 1,200,000.......................    323,000      430,000      538,000        645,000        753,000
 1,300,000.......................    350,000      466,000      583,000        699,000        816,000
 1,400,000.......................    377,000      502,000      628,000        753,000        879,000
 1,500,000.......................    404,000      538,000      673,000        807,000        942,000
 1,600,000.......................    431,000      574,000      718,000        861,000      1,005,000
 1,700,000.......................    458,000      610,000      763,000        915,000      1,068,000
 1,800,000.......................    485,000      646,000      808,000        969,000      1,131,000
 1,900,000.......................    512,000      682,000      853,000      1,023,000      1,194,000
 2,000,000.......................    539,000      718,000      898,000      1,077,000      1,257,000

     The Retirement Plan provides benefits based on a length of service and a final average pay formula including the Salary and Bonus columns of the Summary Compensation Table. Messrs. Allison, Manley, Rose, Seitz and Abernathy, respectively, have 22, 22, 18, 18 and 21 years of accrued service under the Plan. An employee becomes vested in his benefit under the Retirement Plan at completion of five years of vesting service, as defined in the Retirement Plan.

     The benefits payable under the Retirement Plan are subject to certain limitations under the Code. For certain employees who may be affected by such limits, the Company has a Retirement Restoration Plan (the "Restoration Plan") to maintain total benefits upon retirement at approximately the levels shown in the table above. The supplemental benefits provided under the Restoration Plan will not be accorded certain of the favorable tax treatments that apply to benefits paid under the existing Retirement Plan. Benefits under the Restoration Plan are payable solely from the general assets of the Company.

          TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

     The Company has Key Employee Contracts of Employment (the "Severance Contracts") with all current executive officers. The Severance Contracts provide that in the event of a change in control, as defined in the Severance Contracts, such individuals will receive certain benefits in the event of the termination of their employment within five years of the effective date of such change in control. Such benefits are provided unless such termination of employment is (i) because of the death or retirement, except in certain circumstances, of the executive, (ii) by the Company for cause or disability, or (iii) by the executive other than for good reason (as defined in the Severance Contracts). Generally, benefits payable under the terms of the Severance Contracts include a lump-sum cash payment equal to (i) 2.9 times the highest total annualized compensation paid during the three years ending with the year of such participant's termination from the

Company (including base salary and the amount or value of any bonuses); (ii) the amount of Company matching contributions which would have been made on the participant's behalf had he continued to participate in the Anadarko Employee Savings Plan and the Savings Restoration Plan for up to an additional three years; (iii) the present value of the additional normal retirement benefit which would have been received by the employee based on continued service through normal retirement date and assuming an annual 6% increase in base salary; (iv) the present value of the amounts of deferred compensation which would have been received by the employee based on continued service through age 65 under each deferred compensation agreement to which the participant was a party; and (v) the value of any investments credited to the employee under the Savings Restoration Plan. In addition, the Severance Contracts provide for a continuation of various health care, disability and life insurance plans and certain other benefits for a period of up to three years; and the payment of all legal fees and expenses incurred by the employee in obtaining or enforcing any right or benefit provided by the Severance Contracts. The Severance Contracts also obligate the Company to pay an employee such cash amount as may be necessary to restore any benefit diminution resulting directly or indirectly from the assessment of any special excise taxes under section 280G of the Code in respect to benefits provided under the Severance Contracts. In consideration of these benefits the employee agrees, in the event a person seeks to effect a change in control, not to leave the employ of the Company and to render services commensurate with his position until such person has abandoned or terminated his efforts or the change in control has occurred. The employee also agrees to retain, in confidence, any and all confidential information known to him concerning the Company and its business so long as such information is not otherwise publicly disclosed. No amounts have been paid under the Severance Contracts.

     The Employee Severance Pay Plan (the "Severance Plan") covers all of the Company employees who are not covered by the Employment Contracts. The Severance Plan provides that, in the event of a change in control, as defined in the Severance Plan, employees will have certain benefits provided to them in the event of the termination of their employment within three years after the effective date of such change in control. Benefits are provided unless termination of employment is (i) because of the death or retirement, except in certain circumstances, of the employee; (ii) by the Company for cause or disability; or (iii) by the employee other than for good reason, as defined in the Severance Plan. The Severance Plan provides benefits that include a lump sum cash payment based on salary and service ranging from a minimum of three months to a maximum of two years salary; and a continuation of employee's medical and dental insurance for six months. No amounts have been paid under the Severance Plan.

     In the event of a "Change of Control", under the terms of Company's existing stock option plans, except for the 1993 Plan, all outstanding options which were granted at least six months prior to the date of the "Change of Control" shall be surrendered to the Company and the optionee shall receive a cash payment in an amount equal to the number of shares of Common Stock subject to the options multiplied by the difference between the fair market value of a share of Common Stock on the date determined to be the date of cancellation and surrender of such options and the option price. Under the 1993 Plan in the event of a "Change of Control" the Compensation Committee can take one or more of the following actions: (i) provide for the acceleration of vesting; (ii) provide for the purchase of the option by the Company; (iii) make such adjustment as deemed appropriate; or (iv) cause such option to be assumed, or new rights substituted therefor, by the acquiring or surviving corporation.

                               PERFORMANCE GRAPH

     The following performance graph compares the performance of the Company's Common Stock to the S&P 500 Index and to the Dow Jones Oil -- Secondary Index for the last five years. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at December 31, 1990 and that all dividends were reinvested.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*

        ANADARKO PETROLEUM CORP, S&P 500 AND DOW JONES OIL -- SECONDARY

                                  [CRC VELOX]

                                   ANADARKO
      MEASUREMENT PERIOD           PETROLEUM     DOW JONES OIL    S&P 500
    (FISCAL YEAR COVERED)         CORPORATION    -- SECONDARY      INDEX
1990                                  100             100           100
1991                                   82              98           130
1992                                  102              99           141
1993                                  159             110           155
1994                                  135             106           157
1995                                  192             123           214

Assumes $100 Invested on December 31, 1990.
* Total Return Assumes Reinvestment of Dividends
Total Return Data Provided by S&P's Compustat Services Inc. and Dow Jones & Company Inc.

                              INDEPENDENT AUDITORS

     KPMG Peat Marwick LLP served as the Company's independent auditors during 1995 and was appointed by the Board to serve in that capacity for 1996. Representatives of KPMG Peat Marwick LLP will be present at the meeting to respond to appropriate questions from stockholders and to make a statement if they desire to do so.

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Based solely upon a review of Forms 3 and 4 furnished to the Company during its most recent fiscal year and Forms 5 furnished to the Company with respect to its most recent fiscal year, the Company believes that all transactions by reporting persons were reported on a timely basis.

                                 OTHER MATTERS

     It is not expected that any other matters will come before the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote such proxy in accordance with their judgment on such matters.

                             STOCKHOLDER PROPOSALS

     The Company received a stockholder proposal regarding board diversity. The proposal was withdrawn as a result of the Board adopting the resolution below. The Company has always had a policy to select the most qualified candidates for Board positions and not to limit such selection either by gender or race. The Board resolution adopted reaffirms that policy.

          UNANIMOUSLY RESOLVED: That the Company take reasonable steps to ensure that qualified women and qualified persons from minority racial groups are in the pool from which the Board member nominees are chosen.

     Any proposal which a stockholder may desire to present to the 1997 Annual Meeting of Stockholders must be received by the Company on, or prior to, November 18, 1996.

                               PROXY SOLICITATION

     The cost of preparing, assembling and mailing the material in connection with the solicitation of proxies will be borne by the Company. It is expected that the solicitation of proxies will be primarily by mail but solicitations may also be made personally or by telephone or telegraph by officers and other employees of the Company. In addition, the Company has engaged Chemical Mellon Shareholder Services, L.L.C., 450 West 33rd Street, New York, New York 10001 to assist in such solicitation at an estimated fee of $5,000 plus disbursements.

     It is important that the proxies be returned promptly. All stockholders, whether or not they expect to attend in person, are urged to sign, date and return the accompanying form of proxy in the enclosed addressed envelope, which requires no postage if mailed in the United States.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Suzanne Suter

                                          SUZANNE SUTER
                                          Corporate Secretary

Dated: March 18, 1996
Houston, Texas

                            ANADARKO PETROLEUM CORPORATION

                         SOLICITED BY THE BOARD OF DIRECTORS

                         for Annual Meeting of Stockholders

                                    April 25, 1996

         The undersigned stockholder hereby appoints ROBERT J. ALLISON,
P JR. AND SUZANNE SUTER, and any one of them, with power of substitution and revocation, the attorneys of the undersigned to vote all shares registered in the name of the undersigned for the election of
R directors, unless such authority is withheld, and on all other matters which may come before the 1996 Annual Meeting of Stockholders of Anadarko Petroleum Corporation to be held on Thursday, April 25, 1996
O        at 9:30 A.M. or any adjournment thereof.

         PLEASE MARK THIS PROXY AS INDICATED ON THE REVERSE SIDE TO
X VOTE. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, PLEASE SIGN THE REVERSE SIDE; NO BOXES
Y        NEED TO BE CHECKED.

                THIS PROXY MUST BE SIGNED AND RETURNED TO BE COUNTED.



                      (Continued and to be signed on other side)

                                                              Please mark
                                                              your votes as
                                                              indicated in
                                                              this example  /X/

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1.
                                         ---
Item 1 - ELECTION OF CLASS I DIRECTORS
Ronald Brown and John R. Gordon

      FOR     WITHHELD
              FOR ALL
      / /       / /

Withheld For:  (Write that nominee's name in the space provided below.)

_____________________________________________________________________________





Signature(s)_________________________________________Date________________, 1996

Please mark, date and sign as your name appears above. If shares are held jointly, each stockholder named should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Return signed proxy in the enclosed envelope.